Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Fourth Quarter Results

Introduces 2011 Financial Guidance

MOUNTAIN VIEW, Calif., February 24, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported financial results for the three and 12 months ended December 31, 2010.

Net sales for the fourth quarter of 2010 were $36.6 million, a decrease of 1% compared with the fourth quarter of 2009 net sales of $37.0 million. Fourth quarter of 2010 net sales were in line with the Company’s preliminary expected net sales range of $36.3 million to $36.6 million announced on January 6, 2011. Net sales for 2010 were $140.7 million, an increase of 7% compared with net sales of $131.4 million for 2009.

Earnings before interest, taxes, depreciation, amortization and equity-based compensation (“EBITDA”) for the fourth quarter of 2010 were $10.1 million, compared with EBITDA for the fourth quarter of 2009 of $11.9 million. EBITDA for 2010 was $24.8 million, compared with $26.4 million for 2009.

Net income for the fourth quarter of 2010 was $83.7 million, or $2.66 per diluted share. This compares with net income for the fourth quarter of 2009 of $6.6 million, or $0.21 per diluted share. The fourth quarter of 2010 included a net income tax benefit of $79.2 million. Income before provision for income taxes was $4.5 million in 2010 compared to $6.6 million in 2009.

Net income for 2010 was $82.0 million, or $2.59 per diluted share. This compares with net income for 2009 of $7.9 million, or $0.25 per diluted share. 2010 included a tax benefit of $78.7 million. Income before provision for income taxes was $3.3 million in 2010 compared to $8.3 million in 2009.

In accordance with ASC 740 and related literature, the Company released valuation allowances against its deferred income tax assets. The net income tax benefit in the fourth quarter of 2010 was largely attributed to the release of the Company’s valuation allowances and the recording of the associated net deferred tax assets on its balance sheet. Based on a history of cumulative profitability and its analysis of business prospects for 2011 and beyond, the Company determined that it is more likely than not that future profitability will be sufficient to realize deferred income tax assets. The effective income tax rate for 2011 is currently anticipated to be in the range of 36% to 40%.

“2010 was a challenging year for elective procedures in the women’s healthcare industry. Fewer physician office visits and the postponement of non-urgent medical procedures due to macroeconomic pressures, as well as the entry of a new competitor, compelled us to find new ways to leverage our core competencies, such as our in-office channel expertise. We took significant steps to establish a stronger foundation that will pave the way for future longer-term revenue growth,” said Mark Sieczkarek, president and chief executive officer of Conceptus.

“Key accomplishments included expanding our field sales coverage to defend our customer base against competitive trialing and to re-start growth in various physician metrics. As the year progressed, the number of physicians entering preceptorship, becoming certified and transitioning to the office began to rebound, and there is evidence that competitive trialing slowed considerably,” Sieczkarek added. “We recently announced our exclusive agreement to promote the GYNECARE THERMACHOICE® endometrial ablation product by ETHICON™ in the physician office. Physicians strongly recommend permanent birth control for women who have an endometrial ablation procedure, thus making Essure a medical and practical necessity. This opportunity leverages our office site-of-service expertise and is designed to increase utilization of Essure. We expect 2011 to be a transitional year towards gaining momentum on our short- and long-term strategic initiatives.”

Fourth Quarter of 2010 Highlights

Domestic sales were $28.6 million for the fourth quarter of 2010, compared with $28.8 million for the fourth quarter of 2009. The 1% decrease reflects continuing macroeconomic pressures that have contributed to reductions in patient visits to OB/GYN offices, as well as ongoing competitive product trialing. International sales were $8.0 million for the fourth quarter of 2010, compared with $8.2 million for the fourth quarter of 2009. The 2% decrease was primarily due to foreign currency exchange, with international unit volume growing at 4% compared with the fourth quarter of 2009.

Domestically, Conceptus increased the number of physicians entering and completing training, and the number of certified physicians performing the Essure procedure in the office. During the fourth quarter of 2010, the Company entered approximately 413 physicians into preceptorship, certified approximately 458 physicians and transitioned approximately 202 physicians to performing procedures in the office setting. To date, approximately 12,530 physicians have performed the Essure procedure. Of total Essure-trained physicians, 44% are performing the Essure procedure in sites of minimal anesthesia, which represents 70% of total unit sales in the fourth quarter of 2010.

Gross profit for the fourth quarter of 2010 was $30.0 million, compared with $30.4 million for the fourth quarter of 2009. Gross profit margin was 81.9% of net sales for the fourth quarter of 2010, compared with 82.2% for the fourth quarter of 2009. The year-over-year decrease in gross profit margin was primarily the result of lower international average selling prices due to foreign currency. Total operating expenses for the fourth quarter of 2010 were $23.8 million, up from $22.2 million for the fourth quarter of 2009, which primarily reflected increased sales headcount and increased litigation expenses.

Cash, cash equivalents and investments were $90.9 million as of December 31, 2010, an increase of $7.6 million from September 30, 2010. The Company generated $8.7 million in cash from operations during the fourth quarter of 2010.

Financial Guidance

Conceptus introduced full year 2011 financial guidance as follows:

•	Net sales: the Company expects 2011 net sales to be in the range of $135.0 million to $150.0 million, compared with 2010 net sales of $140.7 million.

•	EBITDA: the Company expects 2011 EBITDA to be in the range of $24.7 million to $34.7 million, compared with 2010 EBITDA of $24.8 million.

“We view 2011 as a year of re-building our momentum and are committed to managing our business to achieve strong growth for the long term. We have made progress on winning back share lost as a result of competitive trialing, and we anticipate that our market share will begin to stabilize this year. However, we expect consumer spending on non-urgent medical procedures such as Essure will remain light at least through the first half of 2011,” said Sieczkarek. “Given these considerations, going forward we will only provide financial guidance for full year net sales and EBITDA. We are providing EBITDA instead of GAAP EPS and non-GAAP EPS because we believe it will provide a more consistent quarterly and annual comparison of our financial results. We plan to update our full year financial guidance each quarter.”

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be accompanying slides accessible on the Company’s website at www.conceptus.com in the “Events and Presentations” portion of the “Investors” section.

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 5:30 p.m. Eastern time on February 24, 2011 through 11:59 p.m. Eastern time on February 28, 2011. Replay dial-in information is as follows:

•	U.S. callers: (800) 642-1687 (domestic)

•	International callers: (706) 645-9291 (international)

•	Conference ID number (U.S. and international): 42524599

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP operating income with a non-GAAP measure of earnings before interest, taxes, depreciation, amortization and equity-based compensation (“EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP EBITDA to GAAP net income in the most directly comparable GAAP measure, is provided in the below schedule.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measures provided in the below schedules.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with nearly 500,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales and earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDA”) for the full year 2011, the expected impact of the economy on consumer spending on non-urgent medical procedures such as Essure, trends in and market share related to competitive trialing, growth in physician metrics, our ability to increase utilization of Essure through the promotion of a compatible endometrial ablation product, and the expected attainment of strategic initiatives intended to grow the business. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, the effect of regulations promulgated pursuant to the Health Care Reform Act, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc— All rights reserved. Conceptus, Essure and Your Family is Complete. Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net sales	$36,573	$36,960	$140,660	$131,407
Cost of goods sold	6,613	6,577	26,851	24,048

Gross profit	29,960	30,383	113,809	107,359

Operating expenses:
Research and development	1,724	1,931	6,895	7,080
Selling, general and administrative	22,088	20,257	97,365	85,636

Total operating expenses	23,812	22,188	104,260	92,716

Operating income	6,148	8,195	9,549	14,643
Interest and other expense, net	(1,645)	(1,607)	(6,250)	(6,340)

Income before provision for income taxes	4,503	6,588	3,299	8,303

Provision (benefit) for income taxes	(79,153)	(15)	(78,692)	358

Net income	$83,656	$6,603	$81,991	$7,945

Basic income per share:
Net income	$2.69	$0.21	$2.64	$0.26
Shares used in per share amounts	31,082	30,728	31,031	30,572

Diluted income per share:
Net income	$2.66	$0.21	$2.59	$0.25
Shares used in per share amounts	31,443	31,661	31,682	31,252

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$18,383	$61,658
Short-term investments and put option	59,398	43,559
Accounts receivable, net	20,451	17,315
Inventories, net	2,915	4,908
Short-term deferred tax asset	5,058	35
Other current assets	6,480	3,402

Total current assets	112,685	130,877

Property and equipment, net	10,062	9,782
Intangible assets and debt issuance costs, net	24,668	28,674
Long-term investments	13,104	—
Goodwill	16,013	17,318
Long-term deferred tax asset	73,696	—
Other assets	518	488

Total assets	$250,746	$187,139

Total liabilities	99,160	126,281

Common stock and additional paid in capital	306,276	296,191
Other comprehensive loss	(2,341)	(993)
Accumulated deficit	(152,349)	(234,340)

Total stockholders’ equity	151,585	60,858

Total liabilities and stockholders’ equity	$250,746	$187,139

Conceptus, Inc.

Reconciliation of Operating Income to Earnings Before Interest, Taxes, Depreciation, Amortization and Equity-Based Compensation (EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income, as reported	$6,148	$8,195	$9,549	$14,643

Adjustments to net income:
Amortization of intangibles (a)	817	829	3,254	1,387
Equity-based compensation (b)	1,833	1,726	7,246	6,282
Depreciation expense (c)	1,283	1,124	4,701	4,101

Adjustments to operating income	3,933	3,679	15,201	11,770

Non-GAAP EBITDA	$10,081	$11,874	$24,750	$26,413

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of equity-based compensation in accordance with ASC 718
(c)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP Operating Income

(Unaudited)

	Twelve Months Ending
	December 31, 2011
	From	To

Operating Income Guidance	$8,592	$18,592

Estimated Non-GAAP Guidance
Amortization of intangibles (a)	$3,261	$3,261
Equity-based compensation (b)	$7,571	$7,571
Depreciation expense (c)	$5,250	$5,250

Adjustments to operating income	$16,082	$16,082

Non-GAAP EBITDA Guidance	$24,674	$34,674

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of equity-based compensation in accordance with ASC 718
(c)	Consists of depreciation, primarily on property, plant and equipment

CC-2640 24FEB11F

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